Exhibit 99

FOR IMMEDIATE RELEASE:

Virginia Commerce Bancorp, Inc. Reports Third Quarter Results

ARLINGTON, Va., Tuesday, October 21, 2008—Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported its financial results for the third quarter and nine months ended September 30, 2008.

Third Quarter 2008 Results:

•                 Net income of $2.7 million, representing a 60.9% decrease from third quarter 2007

•                 Diluted earnings per share down 60.0% to $0.10

•                 Sequential increase of 8 basis points in net interest margin to 3.38%

•                 Total non-performing assets and loans past due 90+ days rising to 3.20% of total assets, with net charge-offs of $1.8 million for the quarter

•                 Assets, loans and deposits up 19.4%, 22.9% and 19.4%, respectively, year-over-year

Peter A. Converse, Chief Executive Officer, commented, “Clearly, construction and, more specifically, land development loans, continue to represent our greatest challenge in this market, contributing to significant increases in loan loss provisioning and non-performing loans.  Nonetheless, these credit quality issues are manageable, primarily requiring time, determination and experience to work through.   On the other hand, other major segments of our loan portfolio continue to hold up well despite market uncertainties. As for capital sufficiency, we remain well-capitalized and are in the process of following up our $25 million capital raise in September with at least another $25 million this quarter.  Although our last capital communication indicated strong consideration of a private offering of equity instruments, we are now seriously evaluating the Treasury’s recently announced Capital Purchase Program as a potentially attractive alternative and/or enhancement.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income

Third quarter earnings of $2.7 million were down $4.1 million, or 60.9%, from 2007 third quarter earnings of $6.8 million, and down 45.7% sequentially. On a diluted per share basis, third quarter 2008 earnings were $0.10 compared to $0.25 for the third quarter of 2007, a decrease of 60.0%. For the nine months ended September 30, 2008, earnings of $11.7 million were down $8.5 million, or 41.8%, compared to the $20.2 million earned for the same period in 2007. Earnings for both the three and nine months ended September 30, 2008, were significantly impacted by loan loss provisions of $8.3 million and $16.1 million, respectively. These higher provisions were the result of increases in the level of non-performing assets and other impaired loans, $5.7 million in net charge-offs year-to-date, and overall loan portfolio growth.

Asset Quality and Provisions For Loan Losses

Provisions for loan losses were $8.3 million for the three months ended September 30, 2008, compared to $910 thousand for the same period in 2007, and $3.7 million for the second quarter 2008.  This was due primarily to a $41.4 million increase in non-performing assets and loans 90+ days past due from $43.9 million at June 30, 2008, to $85.3 million.  As a result of increased provisioning, related mostly to specifically identified problem loans, the loan loss reserve increased to 1.44% of total loans at quarter-end, from 1.18% as of June 30, 2008.  Year-to-date provisions are $16.1 million compared to $1.6 million for the nine months ended September 30, 2007. In addition to the increase in non-performing loans, other impaired loans, which, although well-secured and currently performing, but in some instances requiring higher reserve levels, increased from $44.3 million at June 30, 2008, to $56.0 million.

As noted, during the quarter, non-performing assets and loans 90+ days past due increased by $41.4 million, to 3.20% of total assets as of September 30, 2008.  The increase was attributable primarily to deterioration in seven lending relationships.  Four related to residential construction and land development concerns totaling $11.1 million spread across six projects and requiring $3.6 million in specific provisions.  Four of the projects are located in the outer sub-markets of the Washington Metro area most severely impacted by the housing slump.  Two related to commercial land development projects totaling $20.2 million and requiring $1.2 million in specific provisions.  Both of these projects, also located in outer sub-markets, were impacted by the negative effects of the housing slowdown on other asset holdings and cash flow and liquidity reserves of the borrowers.  Lastly, one related to a sub-contracting concern focusing primarily on residential site preparation and totaled $8.3 million, requiring $2.2 million in specific provisions.  This borrower has experienced a substantial decline in revenue and is downsizing overhead to return to break-even.

Charge-offs for the quarter related to a $1.4 million write-down of a District of Columbia residential condo project to current market value and several small business and consumer credits.  Increases in other impaired loans related primarily to $12.3 million in residential construction and land development downgrades, $7.0 million in commercial construction downgrades, $1.1 million in home equity line downgrades and $2.5 million in commercial downgrades of struggling small business concerns.

Other sectors, including non-farm, non-residential real estate and inner sub-markets of the broader loan portfolio, continue to perform well, with delinquencies and losses well below peer experience.  Management is focused on risk identification and mitigation activities within the impacted portfolio segments and sub-markets and is prudently establishing specific reserves where warranted, based upon a current market value analysis of the underlying collateral.

The market decline remains dynamic.  As non-performing loans are addressed, additional charge-offs are anticipated to range from 0.35% of average loans outstanding, to a worst-case scenario of 0.50% for the year, inclusive of year-to-date charge-offs.  With recently identified problems in the commercial construction portfolio, non-performing assets could prospectively rise to a level of 4.0% of total assets by year-end on a worst-case basis.

Net Interest Income

Net interest income for the third quarter of $21.9 million was up 16.1%, compared with $18.9 million for the same quarter last year, due to strong loan growth, as the net interest margin declined from 3.58% in the third quarter of 2007 to 3.38% for the current three-month period. Year-to-date net interest income of $62.1 million was up 12.0%, compared to $55.4 million in 2007, again due to strong loan growth, as the net interest margin for the nine-month period declined from 3.69% in 2007, to 3.34%. On a sequential basis, the margin was up eight basis points from 3.30% in the second quarter of 2008.

The year-over-year declines in the net interest margin continue to be driven by lower yields on loans due to reductions in the prime rate from 8.25% in September 2007, to 4.50% presently. As a result, the yield on loans fell 148 basis points, from 7.90% for the three months ended September 30, 2007, to 6.42% in the current period.  On the funding side, ongoing strong competition for deposits in the local market has not allowed for the same level of decline in the cost of interest-bearing liabilities, which decreased 127 basis points, from 4.54% for the three months ended September 30, 2007, to 3.27%. The increases in non-performing loans have also impacted the margin, accounting for a twelve basis point loss in the third quarter of 2008, and ten basis points year-to-date.  Over the next six months, with an expected drop in the Fed funds target rate to 1.00%, Management anticipates the margin will continue to range from 3.25% to

3.50% for two reasons. First, 30% of $625 million in prime-based loans have now hit floor levels, with more expected to reach floors with the next drop in the prime rate. Second, as of September 30, the Bank has a combined total of $675 million in interest-bearing transaction accounts, customer repurchase agreements and short term borrowings that can be repriced to varying degrees as market rates decline.

Non-Interest Income

Non-interest income of $1.6 million in the third quarter was down 28.3% from $2.2 million for the same period in 2007, and was down $1.1 million, or 18.2%, on a year-to-date basis. Compared to the second quarter of 2008, non-interest income was lower by $132 thousand. Reduced fees and net gains on mortgage loans held-for-sale account for the majority of the decrease in non-interest income year-over-year, due to lower levels of originations being sold.

Non-Interest Expense

Non-interest expense increased $1.4 million, or 13.7%, from $9.9 million in the third quarter of 2007, to $11.3 million, and was up $4.0 million, or 13.6%, from $29.3 million for the nine months ended September 30, 2007, to $33.3 million year-to-date. Compared to the second quarter of 2008, non-interest expense was up only $52 thousand. The majority of the year-over-year increases were due to the opening of three new branch locations and collections expense associated with non-performing loans and OREO. As a result of this increased expense, as well as slower growth in net interest income and lower non-interest income, the efficiency ratio rose from 46.9% in the third quarter of 2007 to 47.9% in the current period and to 49.6% on a year-to-date basis.

Loans

As of September 30, 2008, loans, net of allowance for loan losses, increased $416.4 million, or 22.9%, from $1.8 billion at September 30, 2007, to $2.2 billion. Non-farm, non-residential real estate loans increased $190.9 million, or 23.5%, one-to-four family residential loans increased $95.1 million, or 40.6%, real estate construction loans were up $82.1 million, or 16.0%, while commercial loans, rose $46.5 million, or 21.1%. Increases in one-to-four family residential loans are due to the Bank holding more of its originations in portfolio rather than selling them, because of reduced demand and product availability in the secondary market, while the growth in construction loans was concentrated in commercial real estate projects. Year-over-year, residential construction loans are up $3.6 million but are expected to decline as that lending focus is significantly curtailed.  Since June 30, 2008, loans are up $48.4 million, or 2.2%, with non-farm, non-residential loans up $21.1 million, construction loans down $8.0 million, one-to-four family residential loans up $24.2 million and commercial loans up $13.2 million.

Deposits

Since September 30, 2007, deposits have increased $350.1 million, or 19.4%, from $1.8 billion to $2.2 billion with demand deposits up $7.7 million, savings and interest-bearing demand deposits increasing by $7.0 million, and time deposits growing by $335.4 million, or 31.1%. Since June 30, 2008, deposits are up $56.6 million, or 2.7%, with savings and interest-bearing demand deposits declining by $31.1 million, and time deposits growing by $84.5 million.

Repurchase Agreements and Fed Funds Purchased

Repurchase agreements, the majority of which represent sweep funds of significant commercial demand deposit customers, and Fed funds purchased increased $17.5 million, or 9.7%, year-over-year, to $198.0 million at September 30, 2008. As of September 30, 2008, Fed funds purchased represented $22.0 million of the $198.0 million.

Capital and Stockholders’ Equity

Stockholders’ equity increased $16.8 million, or 10.4%, from $161.6 million at September 30, 2007, to $178.4 million at September 30, 2008, with earnings of $17.3 million over the twelve-month period, a $3.4 million decrease in other comprehensive income related to the investment securities portfolio, and

$2.9 million from proceeds and tax benefits related to the exercise of options by company directors, officers and employees and stock option expense credits.

On September 24, 2008, the Company raised $25 million in qualifying capital through the sale of trust preferred securities to the Company’s directors and certain of its executive officers. In connection with the issuance of the trust preferred securities, the Company also issued warrants to purchase an aggregate of 1.5 million shares of common stock to the purchasers.  As a result of this issuance, the Company’s Tier 1 Capital ratio increased from 9.31% at June 30, 2008, to 10.21%, and its total qualifying capital ratio increased from 10.42% to 11.59%.  However, in order to provide a higher level of capital cushion for increased credit costs and further market challenges, the Company is planning to obtain an additional $25 million or more in qualifying capital, which could include participation in the Capital Purchase Program adopted by the Treasury Department pursuant to the Emergency Economic Stabilization Act.

CONFERENCE CALL

Virginia Commerce Bancorp will host a teleconference call for the financial community on October 21, 2007, at 11:00 a.m. Eastern Daylight Time to discuss the third quarter 2008 financial results. The public is invited to listen to this conference call by dialing 866-256-3815 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:00 p.m. Eastern Daylight Time on October 21, 2008, until 11:59 p.m. Eastern Daylight Time on October 28, 2008. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1293811.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-six branch offices, one residential mortgage office and one investment services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principals generally accepted in the United States, or “GAAP”.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne

Executive Vice President and Chief Financial Officer

(703) 633-6120

wbeauchesne@vcbonline.com

Virginia Commerce Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Nine months Ended September 30,
	2008	2007	% Change	2008	2007	% Change
Summary Operating Results:
Interest and dividend income	$40,567	$39,477	2.8%	$121,030	$113,363	6.8%
Interest expense	18,658	20,602	-9.4%	58,942	57,943	1.7%
Net interest and dividend income	21,909	18,875	16.1%	62,088	55,420	12.0%
Provision for loan losses	8,300	910	812.1%	16,068	1,570	923.4%
Non-interest income	1,597	2,226	-28.3%	4,957	6,063	-18.2%
Non-interest expense	11,258	9,900	13.7%	33,256	29,286	13.6%
Income before income taxes	3,948	10,291	-61.6%	17,721	30,627	-42.1%
Net income	$2,673	$6,828	-60.9%	$11,742	$20,181	-41.8%

Performance Ratios:
Return on average assets	0.40%	1.25%		0.61%	1.30%
Return on average equity	5.98%	17.25%		8.91%	17.99%
Net interest margin	3.38%	3.58%		3.31%	3.69%
Efficiency ratio (1)	47.89%	46.92%		49.60%	47.63%

Per Share Data: (2)
Net income-basic	$0.10	$0.25	-60.0%	$0.44	$0.76	-42.1%
Net income-diluted	$0.10	$0.25	-60.0%	$0.43	$0.74	-41.9%
Average number of shares outstanding:
Basic	26,566,711	26,308,521		26,550,757	26,292,310
Diluted	27,059,996	27,343,663		27,165,564	27,408,567

	As of September 30,
	2008	2007	% Change

Selected Balance Sheet Data:
Loans, net	$2,232,779	$1,816,333	22.9%
Investment securities	327,138	327,838	-0.2%
Assets	2,661,688	2,228,309	19.4%
Deposits	2,155,842	1,805,722	19.4%
Stockholders’ equity	178,357	161,565	10.4%
Book value per share (2)	$6.71	$6.14	9.3%

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	10.21%	10.44%
Bank	10.32%	8.03%
Total qualifying capital:
Company	11.59%	11.44%
Bank	11.57%	11.23%

	As of September 30,
	2008	2007

Asset Quality:
Non-performing assets:
Non-accrual loans:
Commercial	$9,944	$1,082
Real estate-one-to-four family residential:
Closed end first and seconds	98	118
Home equity lines	320	148
Total Real estate-one-to-four family residential	$418	$266
Real estate-multi-family residential	—	—
Real estate-non-farm, non-residential:
Owner Occupied	2,511	—
Non-owner occupied	411	130
Total Real estate-non-farm, non-residential	$2,922	$130
Real estate-construction:
Residential-Owner Occupied	3,981	—
Residential-Builder	32,701	378
Commercial	21,710	—
Total Real estate-construction:	$58,392	$378
Farmland	—	—
Consumer	2	3
Total Non-accrual loans	$71,678	$1,859
OREO	6,002	—
Total non-performing assets	$77,680	$1,859
Loans 90+ days past due and still accruing	7,581	—
Total non-performing assets and past due loans	$85,261	$1,859

Non-performing assets
to total loans:	3.42%	0.10%
to total assets:	2.92%	0.08%
Non-performing assets and past due loans
to total loans:	3.76%	0.10%
to total assets:	3.20%	0.08%
Allowance for loan losses to total loans	1.44%	1.06%

Net charge-offs
Commercial	$1,979	—
Real estate-one-to-four family residential:
Closed end first and seconds	623	—
Home equity lines	162	—
Total Real estate-one-to-four family residential	$785	$—
Real estate-multi-family residential	95	—
Real estate-non-farm, non-residential:
Owner Occupied	—	—
Non-owner occupied	—	—
Total Real estate-non-farm, non-residential	$—	$—
Real estate-construction:
Residential-Owner Occupied	—	—
Residential-Builder	2,519	—
Commercial	—	—
Total real estate-construction:	$2,519	$—
Farmland	—	—
Consumer	316	77
Total Net charge-offs	$5,694	$77
Net charge-offs to average loans outstanding	0.27%	0.004%

	As of September 30,
	2008	2007	% Change	6/30/08	% Change

Loan Portfolio:
Commercial	$267,296	$220,771	21.1%	$254,110	5.2%
Real estate-one to four family residential:
Closed end first and seconds	214,383	154,593	38.7%	197,858	8.4%
Home equity lines	114,671	79,384	44.5%	107,025	7.1%
Total Real estate-one-to-four family residential	$329,054	$233,977	40.6%	$304,883	7.9%
Real estate-multifamily residential	65,661	53,989	21.6%	62,667	4.8%
Real estate-non-farm, non-residential:
Owner Occupied	416,437	325,413	28.0%	411,357	1.3%
Non-owner occupied	586,688	486,804	20.5%	570,731	2.8%
Total Real estate-non-farm, non-residential	$1,003,125	$812,217	23.5%	$982,088	2.1%
Real estate-construction:
Residential-Owner Occupied	22,733	23,418	-2.9%	24,308	-6.5%
Residential-Builder	315,723	311,476	1.4%	310,907	1.5%
Commercial	255,756	177,244	44.3%	266,981	-4.2%
Total Real estate-construction:	$594,212	$512,139	16.0%	$602,196	-1.3%
Farmland	2,413	915	163.7%	2,003	20.5%
Consumer	8,477	7,227	17.3%	7,641	10.9%
Total loans	$2,270,238	$1,841,235	23.3%	$2,215,588	2.5%
Less unearned income	4,825	5,308	-9.1%	5,126	-5.9%
Less allowance for loan losses	32,634	19,594	66.6%	26,103	25.0%
Loans, net	$2,232,779	$1,816,333	22.9%	$2,184,359	2.2%

Investment Securities (at book value):
Available-for-sale:
U.S. Government Agency obligations	$246,619	$242,263	1.8%	$262,724	-6.1%
Domestic corporate debt obligations	4,374	10,221	-57.2%	6,786	-35.5%
Obligations of states and political subdivisions	28,545	22,562	26.5%	29,242	-2.3%
Restricted stock:
Federal Reserve Bank	2,762	1,442	91.5%	1,442	91.5%
Federal Home Loan Bank	6,459	4,631	39.5%	6,459	—
Community Bankers’ Bank	55	55	—	55	—
	$288,814	$281,174	2.7%	$306,708	-5.8%
Held-to-maturity:
U.S. Government Agency obligations	$19,772	$34,793	-43.2%	$20,974	-5.7%
Obligations of states and political subdivisions	18,552	11,871	56.3%	18,721	-0.9%
	$38,324	$46,664	-17.9%	$39,695	-3.5%

(1)   Computed by dividing non-interest expense by the sum of net interest income on a tax-equivalent basis using a 35% rate and non-interest income.

(2)   Adjusted to give effect to a 10% stock dividend in May 2008.

Virginia Commerce Bancorp, Inc.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

As of September 30,

(Unaudited)

	2008	2007
Assets
Cash and due from banks	$31,354	$30,432
Interest-bearing deposits with other banks	1,184	1,125
Securities (fair value: 2008, $327,408; 2007, $327,248)	327,138	327,838
Loans held-for-sale	4,547	4,291
Loans, net of allowance for loan losses of $32,634 in 2008 and $19,594 in 2007	2,232,779	1,816,333
Bank premises and equipment, net	13,947	11,894
Accrued interest receivable	11,165	11,793
Other assets	39,574	24,603
Total assets	$2,661,688	$2,228,309
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$206,527	$198,871
Savings and interest-bearing demand deposits	536,620	529,558
Time deposits	1,412,695	1,077,293
Total deposits	$2,155,842	$1,805,722
Securities sold under agreement to repurchase and federal funds purchased	198,009	180,551
Other borrowed funds	50,000	25,000
Trust preferred capital notes	65,736	44,344
Accrued interest payable	7,360	8,226
Other liabilities	6,384	2,901
Total liabilities	$2,483,331	$2,066,744
Stockholders’ Equity
Preferred stock, $1.00 par, 1,000,000 shares authorized and un-issued	$—	$—
Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2008, 26,566,711; 2007, 23,919,498	26,567	23,919
Surplus	95,678	72,938
Retained earnings	59,450	64,633
Accumulated other comprehensive loss, net	(3,338)	75
Total stockholders’ equity	$178,357	$161,565
Total liabilities and stockholders’ equity	$2,661,688	$2,228,309

Virginia Commerce Bancorp, Inc.

Consolidated Statements of Income

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Interest and dividend income:
Interest and fees on loans	$36,329	$35,441	$108,155	$102,756
Interest and dividends on investment securities:
Taxable	3,792	3,309	11,340	8,905
Tax-exempt	339	228	908	481
Dividends	67	77	259	217
Interest on deposits with other banks	38	17	140	52
Interest on federal funds sold	2	405	228	952
Total interest and dividend income	$40,567	$39,477	$121,030	$113,363
Interest expense:
Deposits	$16,173	$18,230	$51,510	$51,176
Securities sold under agreement to repurchase and federal funds purchased	1,376	1,563	4,477	4,399
Other borrowed funds	426	22	890	22
Trust preferred capital notes	683	787	2,065	2,346
Total interest expense	$18,658	$20,602	$58,942	$57,943
Net interest income:	$21,909	$18,875	$62,088	$55,420
Provision for loan losses	8,300	910	16,068	1,570
Net interest income after provision for loan losses	$13,609	$17,965	$46,020	$53,850
Non-interest income:
Service charges and other fees	$1,027	$823	$2,893	$2,483
Non-deposit investment services commissions	164	226	513	603
Fees and net gains on loans held-for-sale	363	751	1,214	2,181
Gain on sale of OREO	—	638	—	638
Gain (loss) on sale of securities	—	(387)	—	(387)
Other	43	175	337	545
Total non-interest income	$1,597	$2,226	$4,957	$6,063
Non-interest expense:
Salaries and employee benefits	$5,903	$5,452	$17,612	$16,773
Occupancy expense	2,211	1,802	6,525	5,046
Data processing expense	528	471	1,609	1,468
Other operating expense	2,616	2,175	7,510	5,999
Total non-interest expense	$11,258	$9,900	$33,256	$29,286
Income before taxes on income	$3,948	$10,291	$17,721	$30,627
Provision for income taxes	1,275	3,463	5,979	10,446
Net Income	$2,673	$6,828	$11,742	$20,181

Earnings per common share, basic (1)	$0.10	$0.25	$0.44	$0.76
Earnings per common share, diluted (1)	$0.10	$0.25	$0.43	$0.74

(1) Adjusted to give effect to a 10% stock dividend in May 2008.

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Three Months Ended September 30,

(Unaudited)

	2008			2007
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$337,796	$4,198	5.09%	$289,115	$3,614	5.09%
Loans, net of unearned income (2)	2,250,390	36,329	6.42%	1,783,272	35,441	7.90%
Interest-bearing deposits in other banks	4,348	38	3.45%	1,230	17	5.48%
Federal funds sold	413	2	1.80%	31,502	405	5.03%
Total interest-earning assets	$2,592,947	$40,567	6.23%	$2,105,119	$39,477	7.46%
Other assets	67,511			67,157
Total Assets	$2,660,458			$2,172,276

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$173,396	$776	1.77%	$154,587	$669	1.72%
Money market accounts	208,711	1,380	2.62%	219,190	2,207	4.00%
Savings accounts	184,480	1,245	2.68%	136,230	1,533	4.47%
Time deposits	1,379,898	12,772	3.67%	1,080,603	13,821	5.07%
Total interest-bearing deposits	$1,946,485	$16,173	3.30%	$1,590,610	$18,230	4.55%
Securities sold under agreement to repurchase and federal funds purchased	224,384	1,376	2.43%	162,312	1,563	3.82%
Other borrowed funds	50,000	426	3.33%	2,717	22	3.21%
Trust preferred capital notes	41,602	683	6.42%	43,000	787	7.16%
Total interest-bearing liabilities	$2,262,471	$18,658	3.27%	$1,798,639	$20,602	4.54%
Demand deposits and other liabilities	220,630			216,654
Total liabilities	$2,483,101			$2,015,293
Stockholders’ equity	177,357			156,983
Total liabilities and stockholders’ equity	$2,660,458			$2,172,276
Interest rate spread			2.96%			2.92%
Net interest income and margin		$21,908	3.38%		$18,875	3.58%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.2 million and $1.4 million for the three months ended September 30, 2008, and 2007, respectively.

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Nine Months Ended September 30,

(Unaudited)

	2008			2007
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$329,945	$12,507	5.01%	$263,790	$9,603	4.86%
Loans, net of unearned income (2)	2,144,115	108,155	6.73%	1,728,996	102,756	7.95%
Interest-bearing deposits in other banks	6,336	140	2.93%	1,252	52	5.59%
Federal funds sold	14,685	228	2.04%	24,492	952	5.12%
Total interest-earning assets	$2,495,081	$121,030	6.49%	$2,018,530	$113,363	7.53%
Other assets	56,128			63,736
Total Assets	$2,551,209			$2,082,266

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$162,458	$1,977	1.62%	$157,086	$1,990	1.69%
Money market accounts	209,104	4,473	2.85%	227,926	6,755	3.96%
Savings accounts	176,780	4,053	3.05%	107,011	3,512	4.39%
Time deposits	1,314,207	41,008	4.16%	1,036,200	38,919	5.02%
Total interest-bearing deposits	$1,862,549	$51,510	3.68%	$1,528,223	$51,176	4.48%
Securities sold under agreement to repurchase and federal funds purchased	229,955	4,477	2.59%	151,355	4,399	3.89%
Other borrowed funds	33,485	890	3.49%	916	22	3.21%
Trust preferred capital notes	40,538	2,065	6.69%	43,000	2,346	7.19%
Total interest-bearing liabilities	$2,166,527	$58,942	3.62%	$1,723,494	$57,943	4.49%
Demand deposits and other liabilities	209,216			208,770
Total liabilities	$2,375,743			$1,932,264
Stockholders’ equity	175,466			150,002
Total liabilities and stockholders’ equity	$2,551,209			$2,082,266
Interest rate spread			2.87%			3.04%
Net interest income and margin		$62,088	3.34%		$55,420	3.69%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $3.9 million and $4.2 million for the nine months ended September 30, 2008, and 2007, respectively.